UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Lamb Weston Holdings, Inc.
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SUPPLEMENTAL INFORMATION RELATING TO THE

LAMB WESTON HOLDINGS, INC.
2019 ANNUAL MEETING OF STOCKHOLDERS
ON SEPTEMBER 26, 2019

September 18, 2019

Dear Lamb Weston Stockholder:

We are writing to recommend that stockholders vote against Item 4 included in our 2019 proxy statement as proposed by Trillium Asset Management LLC and Green Century Capital Management, Inc. (the “Proponents”).

As we discussed in our proxy statement, we believe and agree with the Proponents that the effects of pesticides on pollinators and public health is an important issue. We work proactively to source our ingredients in an environmentally responsible manner, and devote significant attention to the risks, costs and opportunities associated with pesticide use and its potential impacts on pollinator health.

Our evolving and comprehensive approach to sustainable agriculture is based on our 60 years of experience, combined with the generations of experience of our partner growers, many of whom are family-owned and operated. The Potato Sustainability Initiative (“PSI”), a collaboration of growers, grower organizations, processors, buyers, the National Potato Council, the Canadian Horticultural Council and the Integrated Pest Management Institute of North America, is at the core of our approach to sustainable agriculture.

Integrated Pest Management (“IPM”) is one major component of the PSI.  In fact, many of our peers, including three of the positive food industry examples put forth by the Proponents, use IPM as a core component of their approach to pesticide use.

Through the PSI, growers are required to follow and report on their integrated pest management practices. Together, they provide clear standards for our growers, promoting use of crop protectants based only on established need proven through historical data, scouting and observation of a pest, or a recommendation from a reliable source such as the USDA, academia or regional pest alert networks.  This collaborative process and source for industry benchmarking of meaningful IPM practices has proven to be effective in advancing safe and sustainable potato production.

The elements of our agriculture program are detailed and well-researched, and we focus on all the interconnected issues that factor into growing healthy, high-quality potatoes in each crop cycle to provide a meaningful picture of our agronomic practices. Each crop cycle is unique, and no crop cycle is the same as the ones preceding it. While, as responsible agronomists, we regularly adjust our practices, single-issue reporting with fixed quantitative goals has the potential to obscure the impact of our responsible growing practices.

We agree with the Proponents that taking steps to be more transparent about Environment, Social and Governance factors is critical as we move forward, and we are committed to publishing a report that focuses on issues that are most material to the long-term sustainability of our business. Sustainable agriculture is one such critical issue, and we believe focusing our efforts on a comprehensive report, rather than single-issue reporting requested in the stockholder proposal, will promote a better understanding of our practices and provide all our stakeholders with the information they need to appreciate the sustainability programs we have in place.

Our plan is to incorporate pesticide use measures in our report as a part of the broader set of material issues related to sustainable agriculture, and we intend to explore an approach that provides a meaningful look at pesticide use and helps stakeholders develop a comprehensive understanding of how it is interconnected with other elements of our sustainable agriculture program. We expect to issue the report in June 2020.

For the foregoing reasons, our Board of Directors urges Lamb Weston stockholders to vote “AGAINST” the Proponents’ proposal in Item 4.